Exhibit 99.1

ENERGY SERVICES OF AMERICA ANNOUNCES NEW DIRECTOR

Huntington, WV   November 12, 2020- On October 21, 2020, the Board of Directors of Energy Services of America Corporation (the “Company”) appointed Daniel J. Mannes, CFA to the Company’s Board effective immediately. Mr. Mannes replaces Keith Molihan who served on the Company’s Board of Directors from 2008 until his passing in August 2020.

Mr. Mannes has held the position of Vice President of Investor Relations at Covanta Holding Corporation, Morristown, NJ, since 2016. Previously, Mr. Mannes had held various corporate finance positions since 1996. A Chartered Financial Analyst (CFA), he earned a Master of Business Administration (MBA) degree with a concentration in finance from the University of Maryland, Baltimore, Maryland, in 2004. Previously, Mr. Mannes earned a Bachelor of Science in Business Administration (BSBA) degree majoring in accounting/finance from Washington University, St. Louis, Missouri, in 1996.

Douglas Reynolds, President of Energy Services, commented on the announcement, “We are very happy that Dan has joined our Board of Directors. With his experience in finance and investor relations, he is a tremendous addition to our team.” Reynolds continued, “We are also very saddened from the passing of Keith Molihan. He will be greatly missed as a director and a friend.”

Certain statements contained in the release including, without limitation, the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the effect of the COVID-19 pandemic and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source:	Energy Services of America Corporation

Contact:	Douglas Reynolds, President (304)-522-3868